SUMMIT SECURITIES, INC.
RATIO OF EARNING TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS


	The ratio of adjusted earnings to fixed charges and Preferred Stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and Preferred Stock dividends.



			Year Ended
			September 30,
	1995	1994	1993	       1992	   1991
Income before extraordinary
	item	$  587,559	$  264,879	$   283,107	$  611,595	$  238,205
Add:
	Interest	3,251,334	2,527,945	1,792,059	1,390,968	640,318
	Taxes (benefit) on
		income	239,707	140,407	145,951	127,989	(2,689)
			----------	----------	-----------	----------	---------
Adjusted Earnings	$4,078,600	$2,933,231	$2,221,117	$2,130,552	$ 875,834
			==========	==========	==========	==========	=========
Preferred Stock Dividend
	Requirements	$  309,061	$    2,930

Ratio Factor of Income
	after provision for income
	taxes to income before
	provision for income taxes	71%	65%

Preferred Stock Dividend
	Factor on Pretax Basis	435,297	4,508

Fixed Charges
	Interest	3,251,334	$2,527,945	$1,792,059	$1,390,968	$  640,318
			----------	----------	----------	----------	----------
Fixed Charges and Preferred
	Stock Dividends	$3,686,631	$2,532,453	$1,792,059	$1,390,968	$  640,318
			==========	==========	==========	==========	==========
Ratio of Adjusted Earnings
	to Fixed Charges and
	Preferred Stock Dividends		1.11			1.16			1.24			1.53				1.37
							====			====			====			====				====
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